Exhibit 99.2

Lexmark increases tender offer price for all outstanding shares of ReadSoft

LEXINGTON, Ky., July 14, 2014

•
Lexmark International, Inc. (NYSE: LXK) today announced that it has increased its cash tender offer price for all of the outstanding shares of Sweden-based ReadSoft (NASDAQ OMX: RSOF-B). This cash offer is Swedish Krona (SEK) 50.00, a 16 percent increase from Lexmark’s prior offer of SEK 43.00, for each Class A and Class B share of ReadSoft for a price of approximately $224 million, net of cash acquired.1

•
Lexmark made the decision to increase its tender offer price because it continues to believe the combination of ReadSoft with Lexmark’s Perceptive Software is a strong strategic fit and in response to a competitive offer for ReadSoft shares announced on July 7. This cash offer by Lexmark of SEK 50.00 is 11 percent higher than the most recent competitive offer.

•
ReadSoft’s Board of Directors continues to unanimously recommend in favor of Lexmark. In addition, ReadSoft’s two largest shareholders, and founders of ReadSoft, representing approximately 23 percent of the shares and 43 percent of the votes in ReadSoft, continue to support Lexmark’s offer as well.

•	Lexmark has also directly acquired shares in ReadSoft and, as a result of the acquisition of these shares, now owns approximately 5.3 percent of all outstanding shares in ReadSoft.

•
In connection with the increased offer price, the previous offer was withdrawn and a new offer period for ReadSoft shareholders to tender their shares will begin on or about August 7 and run to August 28, 2014, unless otherwise extended. Settlement of the tender offer is expected to occur around September 4, 2014, after the end of the offer period

Supporting Quotes:

“Lexmark remains convinced that the acquisition of ReadSoft will result in a strong strategic combination,” said Paul Rooke, Lexmark chairman and chief executive officer. “Lexmark has the financial strength, size and stability required for the business to realize its full potential and will be the best home for ReadSoft and its employees.

“We believe that we have presented a generous offer, which is confirmed by the strong support and commitment from ReadSoft’s founders, and the unanimous recommendation from ReadSoft’s Board of Directors” added Rooke.

About Lexmark
Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; uncertainty as a result of a slowdown in government spending; decreased supplies consumption; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; inability to realize all of the anticipated benefits of the company’s acquisitions; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on office printing and imaging and software solutions, including enterprise content management, business process management, document output management, intelligent data capture and search; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

1. Tender offer is priced in Swedish krona. The net price is based on 30,603,744 outstanding shares and includes payment for outstanding convertibles issued as part of ReadSoft’s incentive programs for employees. Acquired cash and cash equivalents are as reported by ReadSoft at the end of the first quarter of 2014. The net price is based on the Swedish krona currency exchange rate to the U.S. dollar as of July 11, 2014. Excludes transactions fees.

Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Sherlyn Manson
913-667-8811
sherlyn.manson@perceptivesoftware.com